     As filed with the Securities and Exchange Commission on April 11, 2001
                                                 Registration No. 333-__________

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------
                              HYBRID NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            -------------------------
                DELAWARE                                        77-0250931
      (State or Other Jurisdiction                           (I.R.S. Employer
    of Incorporation or Organization)                       Identification No.)
                            -------------------------
                            6409 Guadalupe Mines Road
                           San Jose, California 95120
                                 (408) 323-6500
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                            -------------------------
                              Michael D. Greenbaum
                      President and Chief Executive Officer
                              Hybrid Networks, Inc.
                            6409 Guadalupe Mines Road
                           San Jose, California 95120
                                 (408) 323-6500
  (Name, Address, Including Zip Code, and Telephone Number, Including Area
                            Code, of Agent For Service)

                            -------------------------
                                   Copies to:
                             Daniel J. Winnike, Esq.
                             R. Peter Mallari, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                               Palo Alto, CA 94306
                                 (650) 494-0600
                            -------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |
                            -------------------------
                         CALCULATION OF REGISTRATION FEE

============================================= =============== ==================== ===================== =============
           TITLE OF EACH CLASS OF                 AMOUNT       PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
                 SECURITIES                       TO BE         OFFERING PRICE          AGGREGATE        REGISTRATION
              TO BE REGISTERED                  REGISTERED       PER UNIT (1)       OFFERING PRICE(1)        FEE
--------------------------------------------- --------------- -------------------- --------------------- -------------
Common stock, $0.001 par value per share.....  4,484,103(2)         $2.000              $8,968,206.00        $2,242.05
============================================= =============== ==================== ===================== =============

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Registrant's common stock as reported on the Nasdaq National Market on April 6, 2001.

(2) Pursuant to the terms of a Registration Rights Agreement, dated February 16, 2001, between the Registrant and Halifax Fund, L.P. (the "Selling Stockholder"), the Registrant is hereby registering a number of shares of common stock equal to 200% of the number of shares issuable upon automatic conversion of a debenture dated February 16, 2001, held by the selling stockholder (2 x 1,186,484 shares) plus 100% of the estimated number of shares issuable upon exercise of warrants dated February 16, 2001, held by such stockholder (2,111,135 shares). These numbers of shares are subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the debenture and warrants. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares as may become issuable upon conversion of the debenture or exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar events.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

-------------------------------------------------------------------------------
                                   PROSPECTUS
                  (SUBJECT TO COMPLETION, DATED APRIL __, 2001)
-------------------------------------------------------------------------------


                              HYBRID NETWORKS, INC.




                        4,484,103 Shares of Common Stock


                             ----------------------


     The 4,484,103 shares of common stock covered by this prospectus are shares either previously issued or to be issued by Hybrid Networks, Inc. upon conversion of debentures, payment of interest on debentures and exercise of warrants issued to Halifax Fund, L.P. in connection with a private financing which occurred on February 16, 2001. These shares may be offered and sold over time by Halifax Fund, L.P., which is referred to in this prospectus as the selling stockholder, by the pledgees or donees of the selling stockholder, or by other transferees that receive the shares of common stock in transfers other than public sales. We will not receive any of the proceeds from the sale of these shares.


     Our common stock currently trades on the Nasdaq National Market under the symbol "HYBR." The closing price as reported on the Nasdaq National Market on April 10, 2001 was $2.75 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                  The date of this prospectus is _______, 2001

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                TABLE OF CONTENTS

                             -----------------------

Forward-Looking Statements..........................      2  Plan of Distribution.............................     12
Hybrid Networks, Inc................................      3  Legal Matters....................................     14
Risk Factors........................................      4  Experts..........................................     14
Use of Proceeds.....................................     10  Where You Can Find More Information..............     15
Selling Stockholder.................................     11

     Unless the context otherwise requires, the terms "we," "our" and "Hybrid" refer to Hybrid Networks, Inc., a Delaware corporation.





                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                              HYBRID NETWORKS, INC.


     We design, develop, manufacture, and market broadband access products, primarily for wireless systems, that provide high-speed access to the Internet for business and consumers. Our customers are principally wireless system operators and national and regional telephone companies. Our systems are designed for operators of wireless frequencies within the Multichannel Multipoint Distribution Service (MMDS), Multipoint Distribution Service (MDS), Wireless Communication Service (WCS), Instructional Television Fixed Service
(ITFS), 3.5 GHz, and other similar bands. We do not compete in markets with unlicensed, or Local Multipoint Distribution Service (LMDS), frequencies. Our high-speed access systems remove the bottleneck in the connection to the end-user, thereby greatly accelerating the response time for accessing bandwidth-intensive information on the Internet. We provide a proven alternative to Digital Subscriber Line (DSL) and cable for high-speed Internet access for small businesses and residential subscribers.

     In 2000, major Hybrid systems were deployed in 18 markets worldwide including 11 markets for Sprint Corp. Hybrid systems are now deployed in more than 70 markets on six continents. We believe the demand for high-speed Internet access will continue to grow internationally as well as domestically. The advantages that Hybrid has in this marketplace include:

     o FIELD EXPERIENCE: Hybrid maintains strong leadership in the MMDS/MDS fixed broadband wireless (FBBW) market with more than 70 commercially deployed markets and more than 125,000 Customer Premise Equipment
          (CPE) units installed on six continents.

     o PATENTED TECHNOLOGY: Hybrid holds 14 patents and maintains a leading patent for its use of three 2 MHz sub-channels utilized over the standard 6MHz downstream frequency block. This sub-channel patent allows for enhanced performance in the presence of multi-path, or interference, in the wireless environment.

     o COVERAGE AND SCALABILITY: Hybrid systems provide an operator with a wide coverage area over a 35-mile radius (U.S. license limit) around a transmitter. Although today's wireless transmission requires a clear line-of-sight to subscribers it can be deployed where there are significant service gaps in DSL and cable markets.

     o RAPID DEPLOYMENT AND LOW SET-UP COST: Wireless systems may be deployed and installed more rapidly than DSL and cable systems, in part, because wireless systems do not require infrastructure build-out of wiring for customer hookup. Hybrid systems are attractive to many international operators where telephone systems are undeveloped relative to the U.S. The system cost is low compared with that of building new wired systems such as DSL or cable.

     Our products are an integral part of a system operator's full wireless high-speed Internet access system. Our Series 2000 product line includes head end routers, network and subscriber management tools, and a line of wireless end-user routers, or modems.

     Our head end routers and management tools are used by broadband wireless and cable operators at their base stations, or head ends, to connect Internet subscribers to the operator's networks in order to give the subscribers high-speed Internet access. Our head end products provide management systems that allow the operators to configure and manage their networks, to set systems alarms and to configure parameters for different priorities, and establish different levels of services and charges among end-users. These parameters enable the operators to give a higher level of service to premium-paying high-volume subscribers and allocate unused capacity to lower-volume groups.

     The subscribers to the wireless operators' networks are typically single-computer customers or local area networks (LANs) used by small businesses and high-end residential customers. The operators use our end-user products to connect subscribers to the wireless systems networks at the subscribers' sites.

     Hybrid was incorporated in Delaware in June 1990. Our principal executive offices are located at 6409 Guadalupe Mines Road, San Jose, California 95120. Our telephone number is (408) 323-6500.

                                  RISK FACTORS


     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO HARM OUR BUSINESS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

     WE LIKELY WILL NEED ADDITIONAL CAPITAL.

     Although we raised over $35 million in net proceeds from our initial public offering in November 1997, our capital resources were virtually exhausted by September 1999. In September 1999, we raised $18.1 million through the issuance and sale of convertible debentures. In February 2001, we entered an agreement with the Halifax Fund, L.P., which is the selling stockholder hereunder, and is a fund managed by The Palladin Group, L.P., under which we have received $7.5 million of cash financing and may receive up to an additional $7.5 million. While we believe we have sufficient capital to continue operations through the year 2001, we likely will be required to raise additional cash in the future to support further growth in our business. Our agreement with Sprint, and other orders that we may receive, will increase our need for capital.

     Our ability to raise additional capital may be limited by a number of factors, including (i) Sprint's veto rights, right of first refusal and other substantial rights and privileges, (ii) our dependence upon Sprint's business (which is not assured) and, to a lesser extent, the business of a few other customers, (iii) possible continuing uncertainties and concerns as a result of our past financial reporting difficulties, class action litigation and related issues, (iv) our need to increase our work force quickly and effectively and to reduce the cost of our existing products and develop new products, (v) uncertainty regarding our financial condition and results of operations, (vi) our history of heavy losses, and (vii) the other risk factors referred to below. We can give no assurance that we will be able to raise the additional capital we will need in the future or that any financing we may be able to obtain will not be on terms that are detrimental to our business and our ability to raise additional capital. We may not have sufficient capital or other resources necessary to meet the requirements of the Sprint agreement and other large customers in the future. Accordingly, we may need to seek strategic alliances with other companies to assist in the development of new products and services. We might not be able to form such alliances at all or on terms that are beneficial for us.

     WE ARE LARGELY DEPENDENT ON SPRINT.

     We expect that our future business will primarily come from wireless customers and Sprint has acquired or controls our principal wireless customers. Accordingly, our future business will be substantially dependent upon orders from Sprint or from companies selling to Sprint. Sprint is currently using our products in connection with its initial offering of wireless Internet access services. We have only a small number of other customers.

     Sprint also possesses substantial corporate governance rights. By virtue of the various agreements in connection with the purchase of $11 million in convertible debentures, Sprint may designate two directors of the Board. Under the terms of our agreements with Sprint, we cannot issue any securities (with limited exceptions) or, in most cases, take material corporate action without Sprint's approval. Sprint has other rights and privileges, including pre-emptive rights and a right of first refusal in the case of any proposed change of control transaction, which right of first refusal is assignable by Sprint to any third party. Furthermore, if Sprint exercises all its warrants (and assuming that no other warrant holders exercise), Sprint would own as of December 31, 2000, approximately 28.2% of our common stock on a beneficial ownership basis and 21.6% of our common stock on a fully diluted basis. As a result, Sprint will have a great deal of influence on us in the future. We have no assurance that Sprint will exercise this influence in our best interests, as Sprint's interests are in many respects different than ours (e.g., in deciding whether to purchase our products, in negotiating the price and other terms of any of those purchases and in deciding whether or not to support any future investment in us or any future strategic partnering or sale opportunity).

     We have entered into an equipment purchase agreement with Sprint that imposes substantial requirements on us. We must meet Sprint's schedule for the manufacture and shipment of products and satisfying certain commitments for product development; we must satisfy certain installation and maintenance obligations; and we have agreed to the "open architecture" principle whereby we will license our technology to qualified third parties. In addition, Sprint's obligation to purchase our products is subject to extensive testing and acceptance procedures. If we fail to meet the requirements of the agreement, we could be subject to heavy penalties, including the obligation to license our intellectual property rights to Sprint on a royalty-free basis and Sprint may gain access to key source code of our products.

     CHANGES IN PLANS OR CIRCUMSTANCES AT OUR LARGEST CUSTOMERS COULD ADVERSELY AFFECT OUR SALES.

     In late 2000, Sprint completed a reorganization of its operations that included the business to which we sell our products. At that time, Sprint announced that in the residential and small business areas it was focusing its broadband efforts on the thirteen markets where it had already deployed systems and that once it reached a comfort level that products and services were in line with customer expectations and requirements that it would begin a nationwide deployment. In light of these plans, we expect to sell a relatively smaller amount of our higher margin head end equipment to Sprint until they commence their nationwide deployment, and our sales and gross margins could be adversely affected.

     In late 2000, Look Communications, our second largest customer for that year, encountered difficulties in securing additional financing to support the continued growth of its operations. We believe that Look Communications is exploring alternatives to obtain additional financing but cannot be assured that it will succeed. We expect to make limited sales to Look Communications in 2001.

     WE HAVE NOT BEEN PROFITABLE TO DATE, AND WE MAY NEVER BE PROFITABLE. WE EXPECT CONTINUING LOSSES FOR THE FORESEEABLE FUTURE.

     We have not been profitable to date, and we cannot assure you that we will ever achieve or sustain profitability. We were organized in 1990 and have had operating losses every year to date. Our accumulated deficit was $122,963,000 as of December 31, 2000. The revenue and profit potential of our business is unproven. The market for our products has only recently begun to develop, is rapidly changing, has an increasing number of competing technologies and competitors, and many of the competitors are significantly larger than we are. We have experienced price pressure on sales of our products in the past and these pressures continue. We expect to incur losses for the foreseeable future.

     WE MUST BE ABLE TO QUICKLY AND EFFECTIVELY DEVELOP NEW PRODUCTS, DEVELOP ENHANCEMENTS FOR OUR EXISTING PRODUCTS, AND DEPLOY OUR PRODUCTS ON A MUCH LARGER SCALE THAN WE HAVE IN THE PAST, AND WE MIGHT NOT BE ABLE TO MEET THESE CHALLENGES.

     In order to meet the existing and future demands of the broadband wireless and cable markets, we must develop new products and enhance our existing products. In addition, Sprint and other potential large scale customers will require us to demonstrate that our system can be successfully deployed on a much larger scale than it has been in the past. We might not be able to meet these challenges.

     Sprint and other potential customers are also requesting the ability to deploy equipment that can serve subscribers who do not have a direct line-of-sight to the base station's transmit and receive tower. In some regions only 30% of the potential subscribers can be reached with line-of-sight equipment. The non line-of-sight deployments require the wireless system to operate with significantly reduced signal levels and increased signal distortions. The effect and magnitude of these factors varies widely and depends on many environmental factors. Hybrid is developing new products to operate in some non line-of-sight locations. There is no assurance that these new products will successfully solve all the non line-of-sight problems or that the wireless operators will accept these new products. If another company is successful in deploying a cost effective non line-of-sight system, before we do, our business will be adversely affected.

     WE ARE LARGELY DEPENDENT ON THE BROADBAND WIRELESS MARKET, AN EMERGING MARKET SUBJECT TO UNCERTAINTIES.

     Prior to 2000, over half our sales have been to cable customers. We have been, as expected, essentially shut out of the market of new installations for cable customers by the general adoption of the Data Over Cable System Interface Specification ("DOCSIS"). This is a standard to which our products do not conform. The wireless industry has not adopted DOCSIS. Accordingly, the DOCSIS standard has inhibited our sales to cable customers, but it has not, to date, affected our ability to market to wireless system operators.

     The market for broadband Internet access products has only recently begun to develop. In the past, the broadband wireless industry has been adversely affected by chronic under-capitalization. Recent investments by Sprint and

Worldcom in wireless operators had a significant effect upon the industry. One effect has been to attract major competitors. Cisco is testing high-speed Internet access products for wireless applications using a new technology that Cisco claims will replace existing technologies, including ours. It is a variant of OFDM. We face other major competition in the wireless market as well.

     The wireless industry also competes with other technologies such as cable and DSL, to provide high-speed Internet access. Cable companies providing Internet access and telephone companies providing Internet access through DSL service are expanding into areas that were previously considered commercially reachable only by wireless service. The principal disadvantage of wireless is that it currently requires a direct line-of-sight between the wireless operator's antenna and the customer's location. Physical interruptions such as buildings, trees or uneven terrain can interfere with reception, thus limiting broadband wireless system operators' customer bases. In addition, wireless system operators face a number of licensing and regulatory restrictions.

     Conditions in the wireless market could change rapidly and significantly as a result of technological changes, and the development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. There can be no assurance that the wireless industry market will grow or that our products will be accepted in the emerging market.

     EVOLVING INDUSTRY STANDARDS, COMPETING TECHNOLOGIES, AND TECHNOLOGICAL CHANGES MAY HURT OUR BUSINESS.

     Our products are not in compliance with the DOCSIS standard that has been adopted by cable operators or with the DAVIC standard that is supported in Europe. The emergence of these standards has hurt our cable business, and the adoption of wireless industry standards in the future could also have a similar adverse effect.

     The market for high-speed Internet access products is characterized by rapidly changing technologies and short product life cycles. The rapid development of new competing technologies increases the risk that our products could be rendered noncompetitive. Future advances in technology may not be beneficial to, or compatible with, our business and products, and we might not be able to respond to the changes in technology, or our response might not be timely or cost-effective. Market acceptance of new technologies and our failure to develop and introduce new products and enhancements to keep pace with technological developments could hurt our business.

     Some firms that are developing broadband wireless systems and products are much larger than we are. These firms and other smaller firms are not all using the same technological base and approach. In order to promote their products, these competing firms are seeking to develop consortia and other alliances to promote their technology as the industry standard. If technologies other than the approach we are pursuing are adopted as the standard, our products could lose acceptance in the marketplace and our growth would be seriously impaired.

     WE FACE SIGNIFICANT COMPETITION, INCLUDING COMPETITION FROM LARGE
     COMPANIES.

     Our market is intensely competitive, and we expect even more competition in the future. Most of our competitors are substantially larger and have greater financial, technical, marketing, distribution, customer support, and other resources, as well as greater name recognition and access to customers, than we have. One of our principal competitors, Cisco, has recently announced that it has a competitive wireless technology that will provide superior cost/benefit performance and will operate successfully in environments in which it is difficult to obtain a clear line-of-sight as well as environments with multi-path interference (around buildings, flat roofs and water, for example). Although we believe Cisco has not yet installed a commercially operating system using this technology, we cannot assure you that it will not do so or that Cisco's system will not provide benefits superior to ours. We believe that other companies also have products under development, to mitigate line-of-sight limitations.

     We are primarily engaged in the market for FBBW high-speed Internet access equipment. In addition, our customers compete with other forms of high-speed Internet access including DSL and cable. While we believe our products and services are competitive with or superior to those of our competitors, our product development may be adversely affected by the lack of engineering resources. Conditions in our market could change rapidly and significantly as a result of technological changes, and the development and market acceptance of alternative technologies could decrease the demand for our products or render them obsolete. Similarly, the continued emergence or evolution of industry standards or specifications may put us at a disadvantage in relation to our competitors. There can be no assurance that we will be able to compete successfully in the future.

     We have agreed with Sprint that in the future we will allow third parties to license our technology and offer products in competition with ours, using our technology. This could generate significant new competitive challenges for us. It might also not meet our objective of creating a defacto standard for working systems.

     Our business depends upon the technical success and working relationships of our allies producing other parts of the system. As an example, one transceiver must be installed for each Hybrid Wireless Broadband Router. California Amplifier has the major share of the transceiver market in Sprint and many other accounts and our customer sales would be limited if California Amplifier fails to meet their needs. Three vendors produce transmitters and the vendor is often chosen because their product already matches the transmitters in place when the spectrum is acquired. Two transmitter producers, Thomcast and EMCEE, resell Hybrid products. Many of the Sprint deployments use transmitters produced by ADC, a competitor to Hybrid. The head end down-converters and antennas are produced by this same group of companies. Andrew Corporation supplies transmitter antennas. The effective alliances in place that support free sales of our products may not continue to provide this support.

     To be successful, we must respond promptly and effectively to the challenges of new competitive products and tactics, alternate technologies, technological changes and evolving industry standards. We must continue to develop products with improved performance over two-way wireless transmission facilities. There can be no assurance that we will meet these challenges.

     WE FACE LITIGATION RISKS.

     We may be exposed to litigation in the future. Litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of our patents, and to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs as well as a diversion of managerial resources and attention. Furthermore, our business activities may infringe upon the proprietary rights of others, and they may claim that our products infringe upon their proprietary rights. Any such claims, with or without merit, could result in significant litigation costs and diversion of management attention, as well as harm to our business, including having to enter into royalty and license agreements that may have terms that are disadvantageous to us. If litigation is successful against us, it could result in the invalidation of our proprietary rights and our incurring liability for damages, which could have a harmful effect on our business. We initiated one patent infringement litigation to enforce our patent rights, and it resulted in a settlement in which we granted licenses to the defendants containing terms that are in some respects favorable to them, including a right of first refusal to purchase our patents that we granted to one defendant (Com21, Inc.) in the event that we propose in the future to sell our patents (whether separately or together with our other assets) to any third party. Nonetheless, we may find it necessary to institute further infringement litigation in the future and third parties may institute litigation against us challenging the validity of our patents. We may also face litigation over other aspects of our business, including employment or other commercial matters that, if concluded in a manner adverse to us, could adversely affect our operating results and financial condition.

     MARKET PRESSURE TO REDUCE PRICES HAS HURT OUR BUSINESS AND THE PRESSURE IS LIKELY TO INCREASE.

     Historically, the market has demanded increasingly lower prices for our products and we expect downward pressure on the prices of our products to continue and increase. Our products are relatively expensive for the consumer electronics and the small office or home office markets. For example, customers who purchase one of our modems must usually also purchase an Ethernet adaptor. Market acceptance of our products, and our future success, will depend in significant part on reductions in the unit cost of our client modems. Sprint and other large-scale customers have increased the downward pressure on our prices. Our ability to reduce our prices has been limited by a number of factors, including our reliance on a single manufacturer of our modems and on single-sources for certain components of our products. One of the principal objectives of our research and development efforts has been to reduce the cost of our products through design and engineering changes. We have no assurance that we will be able to redesign our products to achieve substantial cost reductions or that we will otherwise be able to reduce our manufacturing and other costs, or that any reductions in cost will be sufficient to improve our gross margins, which have historically been negative and which must substantially improve in order for us to operate profitably.

     WE RELY ON A SINGLE MANUFACTURER FOR OUR END-USER PRODUCTS AND ON SINGLE-SOURCE COMPONENTS, AND SOME OF THE COMPONENTS ARE BECOMING OBSOLETE.

     We configure, test, and perform quality assurance procedures on the final product at the Hybrid facility. We outsource manufacturing of the product modules to third parties, while maintaining a limited in-house manufacturing capability for pre-production assembly and testing.

     Our Series 2000 client routers are manufactured by Sharp Corporation through an agreement we have had since early 1997 with Sharp and its distributor, Itochu Corporation. We have not developed an alternative manufacturing source given the quality of the Sharp product and our limited volumes. We continue cost reduction efforts in response to market pressures to reduce our prices. Given that Sharp remains our only manufacturing source of our routers and production rates remain level, our ability to reduce the manufacturing costs may be limited.

     Our CyberManager 2000 is built on the Ultra 10/Solaris platform by installing our proprietary network subscriber and network management software. Our CyberMaster Downstream Router and CyberMaster Upstream Router are built on Intel's Pentium-based PCI/ISA-based computer cards installed in a standard rack-mounted chassis from Industrial Computer Source. Our proprietary software, Hybrid OS, is overlaid on a standard Berkeley Systems operating system for the CMD and CMU.

     We are dependent upon these and other key suppliers for a number of components within our Series 2000 products. The WBR series routers use a Texas Instrument chip set for the 64-QAM demodulator. Hitachi is the sole supplier of the processors used in our routers. Intel is currently the sole supplier for certain components used in our products. There can be no assurance that these and other single-source components will continue to be available to us, or that deliveries to us will not be interrupted or delayed (due to shortages or other factors). Having single-source components also makes it more difficult for us to reduce our costs for these components and makes us vulnerable to price increases by the component manufacturer. Any significant interruption or delay in the supply of components for our products or any increase in our costs for components, or our inability to reduce component costs, could adversely affect our business.

     OUR LONG SALES CYCLE MAKES IT DIFFICULT FOR US TO FORECAST REVENUES, REQUIRES US TO INCUR HIGH SALES COSTS AND AGGRAVATES FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. OUR SALES CYCLE MAY GET LONGER.

     The sale of our products typically involves a great deal of time and expense. Customers usually want to engage in significant technical evaluation before making a purchase commitment. There are often delays associated with our customers' internal procedures to approve the large capital expenditures that are typically involved in purchasing our products. This makes it difficult for us to predict revenue. In addition, since we incur sales costs before we make a sale or recognize related revenues, the length and uncertainty of our sales cycle increases the volatility of our operating results because we may have high costs without offsetting revenues.

     Over the last year, the marketplace has consolidated so that our principal customers and potential customers are large service providers including telecom companies. This consolidation has greatly increased our selling expenses and lengthened our sales cycle.

     INTERNATIONAL SALES COULD INVOLVE GREATER RISKS.

     Although we currently sell our products primarily in the United States and Canada, we are pursuing opportunities in other countries and we believe that international sales may represent an increasingly greater proportion of our sales in the future. In 2000, international sales accounted for 24% of our gross sales, compared to 5% in 1999. To the extent that we sell our products internationally, such sales will be subject to a number of risks, including longer payment cycles, export and import restrictions, foreign regulatory requirements, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations, political and economic instability and reduced intellectual property protection. To increase our international coverage we rely on value added resellers ("VARs") or integrators. These VARs may not remain exclusive Hybrid distributors and will attempt rather to meet the needs of their customers. They also compete with each other in some areas so it may be difficult for Hybrid to protect its international distribution channels. In addition, the frequency spectrum and amount of spectrum available internationally varies from country to country. We will be dependent on our VARs to develop compliant transceivers and transmitters, which may slow deployment in some international markets.

     WE DEPEND ON KEY PERSONNEL AND HIRING AND RETAINING QUALIFIED EMPLOYEES IS DIFFICULT.

     Our success depends in significant part upon the continued services of our key technical, sales and management personnel. Any officer or employee can terminate his or her relationship with us at any time. Our future success will also depend on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. We are in an extremely tight labor market, and competition for such personnel is intense. There can be no assurance that we will be able to attract and retain key personnel. The loss of the services of one or more of our key personnel or our failure to attract additional qualified personnel could prevent us from meeting our product development goals and could have an extremely adverse effect on our business.

     WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

     We rely on a combination of patent, trade secret, copyright and trademark laws in addition to contractual restrictions to establish and protect our intellectual property rights. We cannot assure that our patents will cover all the aspects of our technology that require patent protection or that our patents will not be challenged or invalidated, or that the claims allowed in our patents will be of sufficient scope or strength to provide meaningful protection or commercial advantage to us. We have initiated one patent infringement lawsuit to enforce our patent rights, and it resulted in a settlement in which we granted licenses to the defendants containing certain terms that are in some respects favorable for them, including a right of first refusal to purchase our patents that we granted to one defendant (Com21, Inc.) in the event that in the future we propose to sell our patents (separately or together with our other assets) to any third party. We do not know whether we will bring litigation in the future in an effort to assert our patent rights, or whether other companies will bring litigation challenging our patents. Any such litigation could be time consuming and costly and could result in our patents being held invalid or unenforceable. Furthermore, even if the patents are upheld or are not challenged, third parties might be able to develop other technologies or products without infringing any such patents.

     We have entered into confidentiality and invention assignment agreements with our employees, and we enter into non-disclosure agreements with certain of our suppliers, distributors, and customers, in order to limit access to and disclosure of our proprietary information. There can be no assurance that these contractual arrangements or the other steps we take to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our products or intellectual property rights to the same extent, as do the laws of the United States.

     We have in the past, received, and may in the future receive, notices from certain persons claiming that our products, software or asserted proprietary rights infringe the proprietary rights of such persons. We expect that developers of wireless and cable modems will be increasingly subject to infringement claims as the number of products and competitors in our market grows. While we are not currently subject to any such claim, any future claim, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us if at all.

     In the future, we may also file lawsuits to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or not, could result in substantial costs and diversion of management resources. As indicated above, we were engaged during 1998 in an infringement lawsuit that we brought against two alleged infringers. In 1999, in order to stop the diversion of resources caused by the litigation, we entered into a settlement pursuant to which the defendants obtained licenses to our products on terms that in certain respects were favorable to the defendants. Nonetheless, we may find it necessary to institute further infringement litigation in the future.

     DEFECTS IN OUR PRODUCTS COULD CAUSE PRODUCT RETURNS AND PRODUCT LIABILITY.

     Products as complex as ours frequently contain undetected errors, defects or failures, especially when first introduced or when new versions are released. In the past, such errors have occurred in our products and there can be no assurance that errors will not be found in our current and future products. The occurrence of such errors, defects or failures could result in product returns and other losses. They could also result in the loss of or delay in market acceptance of our products.

     GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS.

     We are subject to varying degrees of governmental, federal, state and local regulation. For instance, the jurisdiction of the FCC extends to high-speed Internet access products such as ours. The FCC has promulgated regulations that, among other things, prescribe the installation and equipment standards for communications systems. Furthermore, regulation of our customers may adversely affect our business.

     The capacity of downstream spectrum in the MMDS band is not a problem for current deployments but the upstream constraints severely limit capacity. Our customers generally only have MDS 1 and 2 for the return. This gives 12 MHz bandwidth enhanced to 50 MHz if using ten sector return antennas. Any increase in this capacity or the deployment of more cells usually requires additional spectrum. Each of our customers has filed for two-way operation in the MMDS band for the end of year 2000 but the FCC has to approve their filings. Operators in nearby cities must co-operate and show their plans do not cause interference. Delays in approvals by the FCC to open up MMDS spectrum to permit flexible use for upstream and downstream paths may adversely affect our future growth. If the FCC changes its decision to open the MMDS spectrum for full utilization, the future growth of the wireless industry could be limited.

     VOLATILITY OF OUR STOCK PRICE.

     The factors referred to in this "Risk Factors" section tend to cause our operating results to vary substantially from quarter to quarter. These fluctuations have adversely affected the prices of our common stock in the past and may adversely affect such prices in the future.

     Our common stock was delisted from the Nasdaq National Market and did not trade on Nasdaq between mid-June 1998 and July 6, 2000. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholder under this prospectus.

                               SELLING STOCKHOLDER

     Pursuant to a securities purchase agreement dated February 16, 2001 among the Company and the selling stockholder, we issued and sold to the selling stockholder on that date:

     o a $7.5 million principal amount 6% convertible debenture due February 16, 2003, which is convertible into shares of our common stock;

     o a common stock purchase warrant to purchase 833,333 shares of common stock at $9.00 per share (subject to adjustment) which is exercisable at the election of the selling stockholder, or at our election at a price which is the lower of $9.00 and 94% of the average daily volume weighted average sale price; and

     o an adjustment warrant. The selling stockholder may exercise the adjustment warrant at any time following the 18th consecutive trading day following the date that the registration statement of which this prospectus forms a part was declared effective by the Securities Exchange Commission. The aggregate number of shares issuable upon the exercise of the adjustment warrant is determined by dividing $8,625,000 by the adjustment price, as described below, and then subtracting the sum of the number of shares of common stock previously issued pursuant to the conversion of the debenture and the number issued upon any previous exercise of the adjustment warrant, subject to exceptions. The adjustment price is the average of the 15 lowest daily volume weighted average sale prices of our common stock as reported on Nasdaq, not including the three lowest days, during the 65 trading day period following the effective date of the registration statement of which this prospectus forms a part, but not less than $3.50. If the adjustment price is greater than $7.2694, then the selling stockholder shall not be entitled to acquire any shares under the adjustment warrant. The adjustment warrant terminates three months (subject to extension) after the end of the 65 trading day period described above.

     o In consideration for these securities, the selling stockholder paid a purchase price of $7,500,000. Under the securities purchase agreement we granted the selling stockholder certain rights of first refusal, preemptive rights and other rights. Pursuant to the securities purchase agreement, we also entered into a registration rights agreement with the selling stockholder dated as of February 16, 2001. Pursuant to this registration rights agreement, this prospectus and the registration statement of which it forms a part covers the resale of all shares of common stock issuable upon conversion of the debentures and upon exercise of the purchase warrant and adjustment warrant.

     The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The following table assumes that the selling stockholder sells all of the shares offered under this prospectus. However, because the selling stockholder may offer from time to time all or some of its shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholder may change from time to time and any changed information will be presented in a supplement to this prospectus if and when necessary.

     Pursuant to the documents we entered into with the selling stockholder in connection with the private financing, the selling stockholder is prohibited from beneficially owning more than an aggregate of 9.9% of our common stock.

     Neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders have held any position or office or has had any material relationship with us within the past three years.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock issuable upon conversion of debentures or exercise of warrants that are currently convertible, exercisable or exercisable within 60 days of April 11, 2001, are considered to be outstanding and to be beneficially owned by the person holding the debentures and warrants for the purpose of computing percentage ownership. Based on the 22,186,751 shares of common stock outstanding as of March 27, 2001 and assuming that the selling stockholder sells all of the shares offered under this prospectus, the selling stockholder will beneficially own less than one percent of our outstanding shares of common stock after the completion of this offering.

                                                                     NUMBER OF
                                                                       SHARES
                                                                    BENEFICIALLY                         NUMBER OF
                                                                    OWNED BEFORE    NUMBER OF SHARES   SHARES OWNED
NAME                                                                  OFFERING          OFFERED       AFTER OFFERING
----                                                              ---------------  ------------------ --------------
Halifax Fund, L.P............................................        2,019,817         4,484,103             --


     The number of shares of common stock beneficially owned by the selling stockholder includes: (a) 1,186,484 shares of common stock issuable upon conversion of the debentures as of the effective date based on a conversion price of $6.3212 and assuming no interest accrual (which interest, if any, will be paid in shares of our common stock), and (b) 833,333 shares of common stock for which the common stock purchase warrants are exercisable as of April 11, 2001. This number does not include any shares potentially issuable under the adjustment warrants since as of April 11, 2001, the number of shares issuable upon exercise, if any, cannot be determined and such adjustment warrants may not become exercisable within 60 days. Note, however, that based on recent market prices as of April 11, 2001, we estimate that up to 1,277,802 shares of common stock may become issuable upon exercise of the adjustment warrants assuming an adjustment price of $3.50. Note further that pursuant to the debentures and warrants, the selling stockholder is prohibited from beneficially owning more than an aggregate of 9.9% of our common stock at any time. Therefore, the selling stockholder disclaims beneficial ownership of any shares in excess of 9.9% of the number of our shares issued and outstanding at such time.

     Pursuant to a registration rights agreement with the selling stockholder, we are registering for resale an amount of shares, as set forth above, equal to the sum of: (a) 200% of the number of shares issuable upon automatic conversion of the debentures as of the effective date based on a conversion price of $6.3212 and assuming no interest accrual (2,372,968 shares in total), (b) 100% of the number of shares issuable upon exercise of the purchase warrants as of April 11, 2001 (833,333 shares), and (c) 100% of the number of shares issuable upon exercise of the adjustment warrants assuming an adjustment price of $3.50 and assuming automatic conversion of the debentures without interest accrual (1,277,802 shares).

                              PLAN OF DISTRIBUTION

     The selling stockholder will be offering and selling all shares offered and sold under this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made under this prospectus must comply with the terms of the registration rights agreement we entered into with the selling stockholder.

     WHO MAY SELL AND APPLICABLE RESTRICTIONS. Shares may be offered and sold directly by the selling stockholder and those persons, pledgees, donees, transferees or other successors in interest from time to time. The selling stockholder could transfer, devise or gift shares by other means. The selling stockholder may also resell all or a portion of its shares in open market transactions in reliance upon available exemptions under the Securities Act, such as Rule 144, provided it meets the requirements of these exemptions.

     Alternatively, the selling stockholder may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved.

     The selling stockholder and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholder may be deemed to be underwriters, the selling stockholder may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     MANNER OF SALES. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices. The shares may be sold according to one or more of the following methods:

     o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

     o    an exchange distribution under the rules of the exchange;

     o in private transactions between sellers and purchasers without a broker-dealer;

     o    by writing options; and

     o any combination of the foregoing, or any other available means allowable under law.

     HEDGING OR SHORT TRANSACTIONS. In addition, the selling stockholder may enter into option, derivative, hedging or short transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, the selling stockholder may:

     o enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;

     o sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;

     o write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares;

     o enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     o loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     These option, derivative, hedging and short transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

     EXPENSES ASSOCIATED WITH REGISTRATION. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts, underwriting commissions and agent commissions.

     INDEMNIFICATION AND CONTRIBUTION. In the registration rights agreement that we entered into with the selling stockholder, we and the selling stockholder agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholder may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

     SUSPENSION OF THIS OFFERING. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholder.

                                  LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will provide us with a legal opinion as to the validity of the issuance of the shares of common stock offered under this prospectus.

                                     EXPERTS

     Our consolidated financial statements incorporated by reference in this prospectus to our annual report on Form 10-K for the fiscal year ended December 31, 2000, have been so incorporated in reliance on the report of Hein + Associates LLP and upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     The following documents we have filed with the Securities and Exchange Commission are incorporated into this prospectus by reference:

     o our annual report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 30, 2001;

     o the description of our common stock contained in our registration statement on Form 8-A on October 30, 1997 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

     o all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement.

     Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at HTTP://WWW.SEC.GOV.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Hybrid Networks, Inc., 6409 Guadalupe Mines Road, San Jose, California 95120, Attention: Tracy Ireland, Investor Relations Manager, telephone: (408) 323-6252.

                              HYBRID NETWORKS, INC.









                        4,484,103 SHARES OF COMMON STOCK









                                   PROSPECTUS










                                  ______, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholder. All amounts are estimated except the Securities and Exchange Commission registration fee.

         Securities and Exchange Commission registration fee..............      $ 2,242.05
         Accounting fees and expenses.....................................       10,000.00
         Legal fees and expenses..........................................       15,000.00
         Printing and engraving expenses..................................        5,000.00
         Miscellaneous....................................................        2,757.95
                                                                               -----------
            Total..........................................................    $ 35,000.00
                                                                               ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnity other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnify; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated or brought voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding to establish or enforce a right to indemnification under the indemnification agreements or any other agreement or insurance policy or under the Registrant's Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or authorized by the Board of Directors or as otherwise required under Delaware statute or law, regardless of whether the indemnified party is ultimately determined to be entitled to such indemnification, (ii) for expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or any similar successor statute or (iii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification agreement also provides for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable for indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. No contribution is allowed to a person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) from any person who was not found guilty of such fraudulent misrepresentation.

     The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnification agreement or otherwise, to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

     The indemnification provision in the Bylaws, and the form of indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, maintains director and officer liability insurance.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

                                                                            INCORPORATED BY REFERENCE
                                                                       -------------------------------------
EXHIBIT                                                                                    FILING     EXHIBIT   FILED
  NO.                         EXHIBIT                                 FORM    FILE NO.      DATE        NO.    HEREWITH
-------                       -------                                 ----    --------     ------     -------  --------

  4.01    Amended and Restated Certificate of Incorporation of         S-1    333-36001    11-11-97   3.03
          Registrant.

  4.02    Certificate of Designation of Series J Non-Convertible       8-K    000-23289    09-24-99   3.1
          Preferred Stock of Registrant.

  4.03    Amended and Restated Bylaws of Registrant, as amended as     10-K   000-23289    03-30-01   3.03
          of March 22, 2001

  4.04    Form of Specimen Stock Certificate for Common Stock of       S-1    333-36001    10-22-97   4.01
          Registrant.

  4.05    Amended and Restated Investor Rights Agreement, dated        S-1    333-36001    11-11-97   10.01
          September 18, 1997, between Registrant and certain other
          investors, as amended October 12, 1997, and November 6,
          1997.

  4.06    Registration Rights Agreement, dated February 16, 2001,      8-K    000-23289    02-21-01   4.05
          between Registrant and Halifax Fund, L.P.

  4.07    Form of 6% Convertible Debenture Due 2003, dated February    8-K    000-23289    02-21-01   4.02
          16, 2001, between Registrant and the Halifax Fund, L.P.

  4.08    Form of Common Stock Purchase Warrant, dated February 16,    8-K    000-23289    02-21-01   4.03
          2001, between Registrant and the Halifax Fund, L.P.

                                       II-2


  4.09    Form of Adjustment Warrant, dated February 16, 2001,         8-K    000-23289    02-21-01   4.04
          between Registrant and the Halifax Fund, L.P.

  5.01    Opinion of Fenwick & West LLP.                                                                           X

 23.01    Consent of Fenwick & West LLP (included in Exhibit 5.01).                                                X

 23.02    Consent of Hein + Associates LLP, independent auditors.                                                  X

 24.01    Power of Attorney (see page II-4).                                                                       X


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 11th day of April, 2001.

                                         HYBRID NETWORKS, INC.


                                         By: /s/ Judson W. Goldsmith
                                             -------------------------------
                                              Judson W. Goldsmith
                                              Vice President of Finance and
                                              Chief Financial Officer


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael D. Greenbaum and Judson W. Goldsmith, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 415 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    NAME                                      TITLE                              DATE
                    ----                                      -----                              ----
Principal Executive Officer:

/s/ Michael D. Greenbaum                       President, Chief Executive Officer           April 11, 2001
------------------------------------------     and Director
Michael D. Greenbaum

Principal Financial Officer and
Principal Accounting Officer:

/s/ Judson W. Goldsmith                        Vice President of Finance                    April 11, 2001
------------------------------------------     and Chief Financial Officer
Judson W. Goldsmith

                    NAME                                      TITLE                              DATE
                    ----                                      -----                              ----
Additional Directors:

/s/ James R. Flach                             Chairman of the Board of Directors           April 11, 2001
------------------------------------------
James R. Flach

/s/ Gary M. Lauder                             Director                                     April 11, 2001
------------------------------------------
Gary M. Lauder

/s/ A. Allan Kurtze                            Director                                     April 11, 2001
------------------------------------------
A. Allan Kurtze

/s/ Phillip J. Kushner                         Director                                     April 11, 2001
------------------------------------------
Phillip J. Kushner

/s/ Cameron M. Rejali                          Director                                     April 11, 2001
------------------------------------------
Cameron M. Rejali

                                  EXHIBIT INDEX


         The following exhibits are filed herewith or incorporated by reference herein:

                                                                            INCORPORATED BY REFERENCE
                                                                       -------------------------------------
EXHIBIT                                                                                    FILING      EXHIBIT     FILED
  NO.                      EXHIBIT                                    FORM     FILE NO.     DATE         NO.      HEREWITH
-------                    -------                                    ----     --------    ------      -------    --------

  4.01    Amended and Restated Certificate of Incorporation of         S-1    333-36001    11-11-97     3.03
          Registrant.

  4.02    Certificate of Designation of Series J Non-Convertible       8-K    000-23289    09-24-99     3.1
          Preferred Stock of Registrant.

  4.03    Amended and Restated Bylaws of Registrant, as amended        10-K   000-23289    03-30-01     3.03
          March 22, 2001.

  4.04    Form of Specimen Stock Certificate for Common Stock of       S-1    333-36001    10-22-97     4.01
          Registrant.

  4.05    Amended and Restated Investor Rights Agreement, dated        S-1    333-36001    11-11-97     10.01
          September 18, 1997, between Registrant and certain other
          investors, as amended October 12, 1997, and November 6,
          1997.

  4.06    Registration Rights Agreement, dated February 16, 2001,      8-K    000-23289    02-21-01     4.05
          between Registrant and Halifax Fund, L.P.

  4.07    Form of 6% Convertible Debenture Due 2003, dated February    8-K    000-23289    02-21-01     4.02
          16, 2001, between Registrant and the Halifax Fund, L.P.

  4.08    Form of Common Stock Purchase Warrant, dated February 16,    8-K    000-23289    02-21-01     4.03
          2001, between Registrant and the Halifax Fund, L.P.

  4.09    Form of Adjustment Warrant, dated February 16, 2001,         8-K    000-23289    02-21-01     4.04
          between Registrant and the Halifax Fund, L.P.

  5.01    Opinion of Fenwick & West LLP.                                                                              X

 23.01    Consent of Fenwick & West LLP (included in Exhibit 5.01).                                                   X

 23.02    Consent of Hein + Associates LLP, independent auditors.                                                     X

 24.01    Power of Attorney (see page II-4).                                                                          X